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                                                                    Exhibit 21.1

                  SUBSIDIARIES OF AMERICAN BANCSHARES, INC.

         Set forth below are wholly-owned subsidiaries of American Bancshares, Inc.


American Bank of Bradenton (to be renamed "American Bank" following the Merger), a Florida banking corporation

Freedom Finance Company, a Florida corporation